Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

Board of Directors

Jovian Energy, Inc.

Denver, Colorado

We consent to the use of our Independent Auditors' Report dated October 21, 2002 covering the historical summaries of gross revenues and direct operating expenses of The Omimex Properties for each of the two years in the period ended December 31, 2001 to be included in a Form SB-2, Amendment No. 2 registration statement to be filed with the Commission on approximately May 14, 2003.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California

May 14, 2003